FOR IMMEDIATE RELEASE

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Darden Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN BOARD TO NOMINATE NINE OF 12 DIRECTOR CANDIDATES FOR ELECTION AT 2014 ANNUAL MEETING OF SHAREHOLDERS

Reduced Slate of Independent Directors Ensures At Least Three Starboard Nominees Will be Elected at the Annual Meeting

Darden Remains Willing to Discuss Mutually Acceptable Resolution to Pending Proxy Contest

ORLANDO, Fla., July 28, 2014 - Darden Restaurants, Inc. (NYSE: DRI) today announced that its Board of Directors expects to nominate nine of its independent directors as the Board’s slate of nominees for election at the Annual Meeting of Shareholders to be held on September 30, 2014. The Darden Board will continue to be comprised of 12 members until a new Chief Executive Officer is appointed in accordance with the leadership succession plan separately announced today.

By nominating a slate of nine directors for the 12 available seats at the Annual Meeting, Darden has ensured that at least three of the nominees proposed by Starboard Value L.P. and its affiliates (“Starboard”) would be elected at the Annual Meeting.

Charles A. Ledsinger, Jr., the Independent Non-Executive Chairman of the Darden Board of Directors, said, “With today’s announcement, the Board’s slate of directors would provide both continuity of experience and expertise in the midst of our turnaround efforts as well as additional new directors proposed by Starboard. We are committed to taking all appropriate steps to serve the interests of Darden and all Darden shareholders.”

The Company also announced that it has engaged in settlement discussions with Starboard with respect to Starboard’s pending proxy contest but has been unable to reach an agreement with Starboard. The Company remains interested in a mutually acceptable resolution.

The Company will present details regarding its recommended slate of director nominees in Darden’s definitive proxy statement and other materials to be filed with the Securities and Exchange Commission with respect to the 2014 Annual Meeting.

Goldman, Sachs & Co. is serving as Darden’s financial advisor. Morgan Stanley is serving as financial advisor, and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Darden’s Board of Directors.

About Darden
Darden Restaurants, Inc., (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales.  Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people.  In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row.  Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us.  Our brands are built on deep insights into what our guests want.  For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, the outcome of any legal proceeding that may be instituted against Darden relating to the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders. The Company intends to file a preliminary proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitations of proxies from the Company’s stockholders. Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s revocation solicitation statement, filed with the SEC on April 1, 2014 and will also be included in the applicable proxy statement. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the applicable meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the possible proxy solicitations at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.